Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated March 21, 2005)	Registration No. 333-123221

XENONICS HOLDINGS, INC.

Common Stock

     This Prospectus Supplement supplements, and should be read in conjunction with, our Prospectus dated March 21, 2005 (the “Prospectus”) and our Prospectus Supplement No. 1 dated April 5, 2005. This Prospectus Supplement must be delivered with the Prospectus and Prospectus Supplement No. 1 dated April 5, 2005.

     The information in the Prospectus in the sections titled “Security Ownership of Certain Beneficial Owners and Management” and “Selling Stockholders” is amended by this Prospectus Supplement to reflect the recent sale by Alan P. Magerman, our Chairman of the Board, to RFF Family Partnership LP of a warrant to purchase 202,500 shares of our common stock. The Prospectus registers the 202,500 shares that Mr. Magerman had the right to acquire prior to his sale of the warrant to RFF Family Partnership LP.

The date of this Prospectus Supplement is June 13, 2005.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

SUPPLEMENTAL INFORMATION

     The information regarding Alan P. Magerman in the table beginning on page 42 of the Prospectus in the section titled “Security Ownership of Certain Beneficial Owners and Management” is amended as follows. The following information regarding Mr. Magerman’s ownership of our common stock is set forth as of June 13, 2005, and no representation is being made that Mr. Magerman’s stock ownership will not change after that date.

		Percentage of
	Number of Shares	Company’s Shares
Name & Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

Alan P. Magerman(1)	800,758	5.2%

(1)	Includes 350,000 shares that Mr. Magerman, the Chairman of the Board of Xenonics Holdings, Inc., currently has the right to acquire pursuant to stock options and 160,000 shares owned by his wife, Phyllis Magerman. Mr. Magerman’s address is c/o Xenonics Holdings, Inc., 2236 Rutherford Road, Suite 123, Carlsbad, California 92008.

SELLING STOCKHOLDERS

SUPPLEMENTAL INFORMATION

     The information regarding Alan P. Magerman in the table beginning on page 44 of the Prospectus in the section titled “Selling Stockholders” is amended as follows, and RFF Family Partnership LP is hereby added to the Selling Stockholders table and shall henceforth be treated as a selling stockholder for purposes of the Prospectus. The following information regarding Mr. Magerman’s and RFF Family Partnership LP’s ownership of our common stock is set forth as of June 13, 2005, and no representation is being made that Mr. Magerman’s or RFF Family Partnership LP’s stock ownership will not change after that date.

	Beneficial Ownership			Beneficial Ownership
	Before Offering			After Offering
			Number of
	Number of		Shares	Number of
Selling stockholder	Shares	Percent	Being Offered	Shares	Percent

Alan P. Magerman(1)	800,758	5.2%	-0-	800,758	5.2%

RFF Family Partnership LP(2)(3)	202,500	1.3%	202,500	-0-	—

(1)	Includes 350,000 shares that Mr. Magerman currently has the right to acquire pursuant to stock options and 160,000 shares owned by his wife, Phyllis Magerman.

(2)	Includes 202,500 shares that RFF Family Partnership LP currently has the right to acquire upon the exercise of a warrant acquired from Mr. Magerman.

(3)	Robert Freedman has voting and investment control of the shares issuable upon the exercise of currently exercisable warrants to purchase shares of common stock.

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